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                                                                  Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Click Commerce, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-54432, 333-62462, 333-70084, 333-107485) of Click
Commerce, Inc. of our reports dated February 11, 2004, except as to Note 16, which is as of March 18, 2004, with respect to the consolidated balance sheets of Click Commerce, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows, and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2003, which reports appear in the annual report on Form 10-K of Click Commerce, Inc. for the year ended December 31, 2003.

                                                  /s/  KPMG LLP


Chicago, Illinois
March 26, 2004